Exhibit 4.2

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (the “Agreement”), dated as of [ ], 2025, is by and between Sigma9 Capital Ltd. (the “Purchaser”) and Earlyworks Co., Ltd. (the “Company”; and, together with the Purchaser, each individually a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, in connection with that certain Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Company, Perpetual Markets Ltd., and certain persons referenced therein (the “Share Exchange”), the Purchaser has agreed to provide financing and structural support with respect to the Share Exchange; and

WHEREAS, in connection with the Purchaser’s participation in and support of the Share Exchange, the Company desires to grant to the Purchaser, and the Purchaser desires to acquire from the Company, warrants to purchase an aggregate of up to 12,500,000 Ordinary Shares (the “Warrant Shares”), to be represented by up to 2,500,000 American Depositary Shares of the Company (the “Warrant ADSs”), with each warrant exercisable for one Warrant ADS at an exercise price of US $5.00 per Warrant ADS with an exercise term of three (3) years from the date of issuance, subject to customary anti-dilution and adjustment provisions, substantially in the form attached hereto as Exhibit A (the “Warrants”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) including Regulation S promulgated thereunder (“Regulation S”), the Company desires to grant the Warrants to the Purchaser, and the Purchaser desires to acquire the Warrants (and the Warrant Shares issuable upon exercise thereof) in a private placement transaction;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Grant and Purchase of the Warrants.

1.1 Grant of Warrants. Subject to the terms and conditions of this Agreement, the Company hereby agrees to grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from the Company, the Warrants and any and all rights and benefits incident to the ownership thereof.

1.2 Purchase Price. No separate purchase price or other consideration shall be payable for the grant of the Warrants. The Exercise Price (as defined in the Warrant) shall be payable solely upon exercise of the Warrants in accordance with the terms of the Warrant.

SECTION 2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

2.1 Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power, and authority to enter into this Agreement and to issue and deliver the Warrants to the Purchaser.

2.2 Authorization and Enforceability. This Agreement has been duly authorized, executed, and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

2.3 No Conflicts. The execution, delivery and performance of this Agreement, the issuance and delivery of the Warrant, and compliance with the provisions hereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, under the organizational documents of the Company, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Company is a party or by which it or any of its property is bound or affected.

2.4 No Prohibitions. The Company is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Company or the issuance and delivery of the Warrant to the Purchaser pursuant to the terms hereof.

2.5 Consents. All consents, approvals, or authorizations of, or registrations, filings, or declarations with, any governmental authority, or any other person required in connection with the execution, delivery and performance by the Company of this Agreement or the transactions contemplated hereby have been or will be obtained by the Company and will be in full force and effect.

2.6 Non-Public Information. The Company is not issuing the Warrants “on the basis of” (as defined in Rule 10b5-1 of the Securities and Exchange Act of 1934) any material, non-public information about the Warrant or the Warrant Shares.

2.7 Bankruptcy. The Company is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

2.8 Issuance of Securities. The Warrants, Warrant Shares, and Warrant ADSs are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free, and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of Warrant Shares issuable pursuant to this Agreement and the Warrants.

SECTION 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

3.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3.3 No Conflicts. The execution, delivery and performance of this Agreement, the purchase of the Warrants, and compliance with the provisions hereof by the Purchaser, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser, under the organizational documents of the Purchaser, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Purchaser is a party or by which it or any of its property is bound or affected.

3.4 No Prohibitions. The Purchaser is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Purchaser or the purchase of the Warrants by the Purchaser pursuant to the terms hereof.

3.5 Consents. All consents, approvals, or authorizations of, or registrations, filings, or declarations with, any governmental authority, the Issuer or any other person required in connection with the execution, delivery, and performance by the Purchaser of this Agreement or the transactions contemplated hereby have been or will be obtained by the Purchaser and will be in full force and effect.

3.6 Advice. (a) The Purchaser is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Company or any of the Company’s directors, officers, employees, agents, representatives or advisers, (b) neither the Company nor any of the Company’s directors, officers, employees, agents, representatives or advisers has given to the Purchaser (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) as to the purchase by the Purchaser of the Warrants, and (c) the Purchaser has reviewed all information that it believes is necessary or appropriate in connection with its purchase of the Warrants and has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent it has deemed necessary, and it has made its own investment decision based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Company or any of the Company’s directors, officers, employees, agents, representatives or advisers.

3.7 Non-Public Information. The Purchaser is not purchasing the Warrants “on the basis of” (as defined in Rule 10b5-1 of the Securities Exchange Act of 1934) any material, non- public information about the Warrants or the Warrant Shares.

3.8 Accredited Investor. The Purchaser is and on the Closing Date will be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. The Purchaser is acquiring the Warrants for investment purposes, with no intention of distributing or reselling any of the Warrants or any interest therein, provided, however, that by making representations herein, the Purchaser does not agree to hold the Warrants for any minimum or other specific term and reserves the right to dispose of the Warrants at any time in accordance with federal and state securities laws applicable to such disposition. The Purchaser represents that by reason of its, or of its management’s, business, and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Warrants and to protect its own interests in connection with the transactions contemplated in this Agreement. The Purchaser’s financial condition is such that it is able to bear all economic risks of investment in the Warrants, including a complete loss of its investment.

3.9 Bankruptcy. The Purchaser is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

3.10 Regulation S Exemption. The Purchaser acknowledges and agrees that none of the Warrant Shares or Warrant ADSs has been registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons (as defined herein), except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case only in accordance with applicable state securities laws. The Purchaser understands that the Warrant and, as applicable, the Warrant Shares and the Warrant ADSs, are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S of the Securities Act and, to the extent applicable, Regulation D under the Securities Act, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire this Warrant and, as applicable, the Warrant Shares or the Warrant ADSs. In this regard, if the Purchaser is not a U.S. Person, the Purchaser represents, warrants, and agrees that:

1.	The Purchaser is not a U.S. Person and is not an affiliate (as defined in Rule 501(b) under the Securities Act) of the Company and is not acquiring the Securities for the account or benefit of a U.S. Person. A “U.S. Person” means any one of the following:

a.	any natural person resident in the United States of America;

b.	any partnership, limited liability company, corporation or other entity organized or incorporated under the laws of the United States of America;

c.	any estate of which any executor or administrator is a U.S. Person;

d.	any trust of which any trustee is a U.S. Person;

e.	any agency or branch of a foreign entity located in the United States of America;

f.	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

g.	any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

h.	any partnership, company, corporation, or other entity if:

i.	organized or incorporated under the laws of any foreign jurisdiction; and

ii.	formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited Purchasers (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates, or trusts.

2.	At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Purchaser was domiciled and deemed a resident of a jurisdiction that is outside of the United States of America.

3.	The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Purchaser does not have any such intention.

4.	The Purchaser will not, during the period commencing on the date of grant of the Warrant or the issuance of the Warrant Shares or the Warrant ADSs, as applicable and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer any of such securities in the United States of America, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

5.	The Purchaser will, after expiration of the Restricted Period, offer, sell, pledge, or otherwise transfer the Securities only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

6.	The Purchaser was not in the United States of America engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Warrant Shares or the Warrant ADSs, including without limitation, any put, call or other option transaction, option writing or equity swap.

7.	Neither the Purchaser nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Warrant Shares or the Warrant ADSs and the Purchaser and any person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

8.	The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States of America or with a U.S. Person and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

9.	Neither the Purchaser nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States of America, its territories, or possessions, for any of the Warrant Shares or the Warrant ADSs. The Purchaser agrees not to cause any advertisement of the Warrant Shares or the Warrant ADSs to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Warrant Shares or the Warrant ADSs, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

SECTION 4. Miscellaneous.

4.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein shall survive the Closing Each Party may rely on such representations, warranties, and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other person.

4.2 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its members, partners, managers, directors, officers, employees, attorneys, accountants, agents, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such Party herein, and (b) any breach of any covenant and agreement of such Party herein.

4.3 Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 5-7-11, Ueno, Taito-ku, Tokyo, Japan 110-0005, Attention: Chief Executive Officer and Representative Director, email address: [ ], or such other email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K.

4.4 Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.5 Entire Agreement. This Agreement constitutes the entire agreement by the Parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.6 Severability. If any term of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid, or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid, or unenforceable provision of this Agreement.

4.7 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties, or covenants hereof may be waived, only by written instrument executed by both of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

4.8 Headings. The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.

4.9 Gender and Number. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of laws principles.

4.11 Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in the state and federal courts sitting in the City of New York, and each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party at the address designated by such Party on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within the State of New York.

4.12 Waiver of Jury Trial. The Parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

4.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.14 Further Assurances. From and after the Closing, upon the request of a Party, the other Party will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

4.15 Release of Liability. The Purchaser shall accept any delays to any deadline set forth in this document, provided such delays are due to procedures, reviews, confirmations, or waiting periods required under Japanese laws or by Japanese governmental authorities, financial institutions, stock transfer agents, or other relevant institutions in Japan, including, but not limited to, the Japanese Companies Act and the Japanese Commercial Registration Act, or are due to business day(s), operating calendars, or settlement practices of any financial institutions or the Depository Trust Company in Japan. In such case, the Company shall not be liable for the delay.

4.16 Documents in Japanese. Notwithstanding any other provision of this Agreement, the Purchaser shall provide the Company with written documents in Japanese, in the format designated by the Company, whenever such documents are required by Japanese laws, governmental authorities, stock transfer agents, financial institutions, or any other relevant institutions in Japan.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above-written.

PURCHASER

SIGMA9 CAPITAL LTD.

By:
Name: [ ]
Title: [ ]
Address: [ ]

Notices and physical securities, if applicable, should be sent to:

Sigma9 Capital Ltd.
[ ]

[Purchaser Warrant Purchase Agreement Signature Page]

COMPANY

EARLYWORKS CO., LTD.

By:
	Name:	Satoshi Kobayashi
	Title:	CEO
	Address:	5-7-11, Ueno, Taito-ku, Tokyo, Japan 110-0005

[Company Warrant Purchase Agreement Signature Page]

Exhibit A

Form of Warrant